UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C.  20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)
September 28, 2006 (September 27, 2006)

Janus Capital Group Inc.
(Exact name of registrant as specified in its charter)

DELAWARE	001-15253	43-1804048
(State or other jurisdiction	(Commission file	(IRS Employer
of incorporation)	number)	Identification Number)

151 DETROIT STREET
DENVER, COLORADO 80206
(Address of principal executive offices)  (Zip Code)

Registrant’s telephone number, including area code
(303) 691-3905

Not Applicable
(Former name or former address if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐      Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐      Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐      Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐      Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01               Entry into a Material Definitive Agreement.

On September 27, 2006, Janus Capital Group Inc. (the “Company”) and Gary D. Black entered into an Amended and Restated Employment Agreement, dated as of September 25, 2006 (“Employment Agreement”), which sets forth the terms of his employment arrangement with the Company as Chief Executive Officer and Chief Investment Officer.   Mr. Black, age 46, has been with the Company since April 2004 and, as previously announced, was elected Chief Executive Officer as of January 1, 2006.  Prior to joining the Company, he was the chief investment officer for Goldman Sachs Asset Management’s Global Equities business.

The Employment Agreement has a term ending on April 30, 2008, subject to automatic renewal for additional one-year periods unless either party gives notice of non-renewal at least 90 days prior to the end of the term. The Employment Agreement provides for an annual base salary of $800,000, which will be reviewed by the Compensation Committee at least annually and may be increased but not decreased.   The Employment Agreement also provides for the payment of (i) an annual cash bonus, with a target amount of $4.0 million for the calendar year 2006; (ii) an annual long-term incentive (“LTI”) award, with a target amount of $2.7 million for the calendar year 2006; and (iii) as previously reported, the payment of a one-time fund performance incentive, payable in shares of Janus-affiliated mutual funds based on the performance of certain Janus mutual funds and separate accounts subject to a two-year holding requirement.  The annual cash bonus and LTI awards are based on the satisfaction of certain performance criteria as previously described in the Company’s Current Report on Form 8-K dated January 26, 2006 (File No. 001-15253) and incorporated by reference herein.  Mr. Black is also entitled to participate in all other Company incentive programs welfare benefit plans and other fringe benefits.

In the event that the Company terminates Mr. Black’s employment agreement other than for cause, death or disability, or if Mr. Black resigns for good reason (as defined in the Employment Agreement), the Company will pay to Mr. Black an amount equal to the sum of (i) Mr. Black’s annual base salary through the date of termination; (ii) any earned but unpaid annual cash bonus and vested LTI awards with respect to the prior fiscal year; and (iii) severance compensation in an amount equal to: (A) if the termination is between September 27, 2006 and April 28, 2007, his annual base salary and annual cash bonus prorated based on an April 28, 2007 termination date, plus a prorated payment of his annual bonus for 2006 work; or (B) if the termination is after April 28, 2007, one times his annual base salary and annual cash bonus.  All annual cash bonus calculations shall be equal to the greater of his annual cash bonus target for the year of termination or for the calendar year preceding the termination.  In addition, all unvested cash and equity long-term incentive awards and other incentive awards shall immediately vest, remain exercisable for their respective term and/or be paid in full. The Company will also continue to provide benefits under the Company’s welfare benefit plans to Mr. Black and his spouse and dependents through the end of the Employment Agreement’s term or any applicable renewal term.

Under the terms of Mr. Black’s employment agreement, while employed by the Company and for a period of one year thereafter, Mr. Black is subject to certain non-interference, non-solicitation and non-hire restrictions related to the Company’s employees, clients and business. The Employment Agreement also provides for indemnification for Mr. Black and his coverage by the Company’s directors’ and officers’ liability insurance policies.

A copy of the Amended and Restated Employment Agreement is attached hereto as Exhibit 10.1 and is incorporated herein by reference. The foregoing description is qualified in its entirety by reference to the full text of such exhibit.

Item 9.01               Financial Statements and Exhibits.

(d)           Exhibits.

10.1	Amended and Restated Employment Agreement by and between Janus Capital Group Inc. and Gary D. Black, dated as of September 25, 2006

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Janus Capital Group Inc.

Date: September 28, 2006	By:	/s/ Gregory A. Frost
Gregory A. Frost
Senior Vice President and Controller

EXHIBIT INDEX

Exhibit No.	Document
10.1	Amended and Restated Employment Agreement by and between Janus Capital Group Inc. and Gary D. Black, dated as of September 25, 2006